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                                                                Exhibit 2.2


                    MUTUAL WAIVER TO AGREEMENT AND PLAN OF MERGER


         This Mutual Waiver dated as of April 17, 1996, by and among ALLIANCE GAMING CORPORATION ("Alliance"), BGII ACQUISITION CORP. ("BAC") AND BALLY GAMING INTERNATIONAL, INC. (the "Company").

         Alliance, BAC and the Company are parties to an Agreement and Plan of Merger dated as of October 18, 1995, as amended by Amendment No. 1 thereto, dated January 23, 1996 (as so amended, the "Agreement"), providing, subject to the terms and conditions thereof, for the merger of BAC into the Company. The parties wish to waive specific provisions of such Agreement in certain respects, and accordingly, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. DEFINITIONS. Except as otherwise defined in this Waiver, terms defined in the Agreement are used herein as defined therein.

         Section 2. MUTUAL WAIVER. In consideration of the representations and warranties as well as agreements set forth below, each of Alliance, BAC and the Company hereby waives its right, pursuant to Section 8.1.2 of the Agreement, to unilaterally terminate the Agreement on May 3, 1996 and agrees that it will not exercise such right until June 18, 1996, at which time it will be free to so exercise such right.

         Section 3. REPRESENTATIONS AND COVENANTS OF ALLIANCE AND BAC. Each of Alliance and BAC represent that its failure to obtain the financing necessary to satisfy the provisions of Section 7.1.6 of the Agreement prior to the date hereof and its need for additional time to obtain such financing is not attributable to BGII and that as of the date hereof BGII has not breached any of its representations and warranties or covenants under the Agreement, and any such breach is hereby waived. Alliance acknowledges that it has had adequate access to the Company's books and records and is therefore sufficiently familiar with the Company's operations and condition to make the foregoing representation and waiver on a fully informed basis. In the event that the Agreement is terminated prior to the Effective Time, other than as a result of the Company's willful or continuous material failure after the date of this Waiver to cooperate to secure the consummation of the Merger which failure persists following written notice of such failure from Alliance (unless such failure is concealed), Alliance agrees to pay the Company its reasonable out-of-pocket expenses (not in excess of $500,000) actually incurred in connection with granting Alliance additional time to obtain financing and effect the Merger. Alliance hereby acknowledges receipt of copies of the current employment agreements between each of the employees listed on Schedule 1 hereto, on the one hand, and the Company or one of its subsidiaries or divisions, on the other hand, and Alliance consents to the execution and delivery of each such agreement. Alliance acknowledges that no failure of the Company to fulfill any of its obligations under the Agreement exists as of April 17, 1996.

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         Section 4. ADDITIONAL AGREEMENTS.  The parties hereto agree that the following provisions supersede any conflicting provisions of the Agreement:

         1. The parties hereto agree that as additional Merger Consideration, Alliance will pay to Company stockholders interest on the Cash Consideration of 5.5% per annum accruing from May 3, 1996 to the Effective Time.

         2. In the event that the Agreement is terminated by any of the parties hereto prior to the Effective Time, then for a period of one year following the date of such termination, Alliance and BAC will not, directly or indirectly, and will cause each of its Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Exchange Act) not to, directly or indirectly, (a) acquire or agree, offer, seek or propose to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Company or any of its assets or businesses, any securities issued by it or any options or rights to acquire such ownership, (b) seek or propose by statements or otherwise to influence or control the management or policies of the Company or enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the foregoing, (c)(A) make or in any way participate, directly or indirectly, in any material respect in any "solicitation" of "proxies" (as such terms are used in Section 14a-1 of the proxy rules of the SEC), whether before or after the formal commencement of any such solicitation, or any solicitation of shareholder written consents to vote or the nomination of any directors or take action by consent or (B) become a "participant" (as defined in Instruction 3 of Item 4 of Schedule 14A of the
SEC) in any "solicitation" of "proxies" (as such terms are used in Section
14a-1 of the proxy rules of the SEC), (d) become a member of a "group"
(within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (e) deposit any voting securities to any arrangement or agreement with respect to the voting of such voting securities, (f) execute any written consent or initiate any shareholder proposal for action by shareholders, (g) make any proposal, whether written or oral, to the Company or any of its affiliates or their respective Boards of Directors, or otherwise make any public announcement (other than as a witness before a court or other tribunal or otherwise subject to subpoena or legal process) or proposal whatsoever with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction with, or tender or exchange offer for securities of, the Company or any of its affiliates, (h) furnish to any person other than as required by law any material or confidential information regarding the Company or any of its affiliates obtained from the Company or affiliates which is not publicly available, or (i) assist, participate in, encourage or solicit in any material respect any effort or attempt by any other person or group to do or seek to do any of the foregoing. The term "beneficial ownership" shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. None of the foregoing provisions in this Section 2 shall restrict the ability of Alliance to company with its obligations under Section 3. The foregoing provisions of this Section 2 shall be binding upon Alliance and BAC notwithstanding and independent of any claim that the Company has breached its representations and warranties or failed to comply with its covenants under the Agreement other than the failure of the Company to effect the Merger in the event all of the conditions set forth in Sections
7.1 and 7.3 of the Agreement are satisfied on or

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prior to June 18, 1996.  The parties hereto acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Section 2 by Alliance and that the Company shall be entitled to specific performance or other equitable relief as a remedy for any such breach. In addition, in the event of a breach of this Section 2, Section 3 or Section 4, Alliance agrees to pay the Company the stipulated reimbursement of expenses of $250,000 per week for each week (or part thereof in the case of only part of a week) that such breach continues, provided that in the event of a breach under clauses (b) or (c)(A) above or a breach under clause (i) which relates to clauses (b) or (c)(A) above, the Company shall have given Alliance written notice of such breach (unless such breach is concealed) and Alliance shall nonetheless have persisted in such breach after a week has passed since such notice.

         3. In the event that the Agreement is terminated by any of the parties hereto prior to the Effective Time, then for a period of one year following the date of such termination, Alliance and BAC will, and will cause each of its Affiliates and Associates to, (a) be present, in person or represented by proxy, at all shareholder meetings of the Company so that all shares of Company Common, beneficially owned by Alliance, BAC or any of their Affiliates or Associates be counted for the purpose of determining the presence of a quorum a such meetings, and (b) vote (whether in person, by proxy or by written consent), and cause any record holder of shares of Company Common beneficially owned by Alliance, BAC or any of their Affiliates or Associates to vote (whether in person, by proxy or by written consent), all shares of Company Common, (i) with respect to the election of directors, in accordance with recommendations of the Board of Directors of the Company, and (ii) with respect to any other action proposed for a vote of shareholders, in accordance with the vote of a majority of the other shares of Company Common voted for and against such action.

         4. In the event the Agreement is terminated by any of the parties hereto prior to the Effective Time, then for a period of one year following the date of such termination, neither Alliance nor BAC shall, directly or indirectly, sell, transfer, pledge (other than in a margin account), assign or otherwise dispose of shares of the Company Common unless the transferee has previously provided Alliance and the Company with a written representation reasonably satisfactory to the Company that such transferee is qualified by virtue of its identity and its intent to file reports of beneficial ownership of the Company's securities on Schedule 13G pursuant to the Exchange Act and it is such transferee's good faith intention to retain such status during the period in which this Section 4 is in effect or has previously provided Alliance and the Company with a written representation reasonably satisfactory to the Company that upon receipt of such shares such transferee would own less than 5% of the outstanding shares of Company Common; provided however, that the foregoing provisions of this Section 4 shall not apply to transactions consummated in accordance with the manner of sale requirements of sections (f) and (g) of Rule 144 under the Securities Act or to sales in a tender offer recommended by the Company.

         5. Alliance agrees to promptly retain underwriters, including Jefferies & Company, Inc. and Ladenburg, Thalmann & Co. Inc., and Donaldson Lufkin & Jenrette Securities Corporation or another nationally recognized investment firm acceptable to the

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Company, for the purpose of the following financing transactions: (a) a "flush-
out" (the "Flush-Out") in which Alliance will exchange Alliance Common and/or such other securities as the Company approves in its sole discretion for some or all of its 7.5% Convertible Subordinated Debentures due 2003; (b) the sale in a registered public offering of $140 million of Senior Secured Notes due 2003 (the "Notes") of Alliance and (c) the sale for cash in a registered public offering of Series B Special Stock (which shall not be sold as part of a unit with any other security) in which Alliance receives gross proceeds, prior to the payment of underwriter spreads and expenses, of at least $15,000,000 (the "Financing"). Nothing in this Section 5 shall prohibit Alliance from selling additional Series B Special Stock in lieu of a like amount of Senior Secured Notes. Alliance agrees to file with the SEC on or prior to April 24, 1996, the registration statements or amendments thereto with respect to the Notes and the Flush-Out. If Alliance does not file such registration statements on or prior to April 24th, the waiver granted by the Company in Section 2 hereof shall terminate and any party will be free to exercise its right to unilaterally terminate the Agreement on May 3, 1996 and all other provisions of this Waiver shall remain in full force and effect.

         6. Section 9.6.4 of the Agreement is amended by deleting from the first sentence of such section "and such non-occurrence is not attributable primarily to the Company" and substituting "(provided the Company shall not have willfully or continuously failed to comply with clause (iv) of Section 5.1.5 after notice from Alliance unless such non-compliance is concealed)".

         7. Alliance shall indemnify the Company against any amount (not in excess of $4,800,000) paid by the Company pursuant to Sections 9.6.2, 9.6.3 or
9.6.4 of the WMS Agreement. In the event any claim or demand in respect of which the Company might seek indemnity under this Section 7 is asserted against or sought to be collected from the Company (a "Claim"), the Company shall promptly notify Alliance. Alliance shall defend, at its sole cost and expense, such Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Alliance to a final conclusion or will be settled at the discretion of Alliance with the consent of the Company (not to be unreasonably withheld) provided that any such settlement shall contain an unconditional release of the Company and its affiliates from all liability in respect of such Claim. If Alliance fails to so defend, then the Company will have the right to defend at the sole cost and expense of Alliance, by all appropriate proceedings which will vigorously and diligently be prosecuted by the Company to a final conclusion or will be settled at the Company's discretion with the consent of Alliance (not to be unreasonably withheld). If it elects to defend, Alliance will have full control of such defense and proceedings except that Alliance may settle any Claim only with the consent of the Company (not to be unreasonably withheld), provided that any such settlement shall contain an unconditional release of the Company and its affiliates from all liability in respect of such Claim, and further provided, that if requested by Alliance, the Company will, at the sole cost and expense of Alliance, cooperate with Alliance and its counsel in contesting any Claim that Alliance elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person. If the Agreement is terminated pursuant to


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clauses (iii), (iv) or (v) of Section 8.1.4 thereof and (in the case of termination pursuant to clauses (iii) or (iv) of Section 8.1.4) any of the events referred to in clauses (i), (ii) or (iii) of Section 9.6.3 of the Agreement occurs during the six-month period specified therein, Alliance's obligations under the Agreement shall cease and the Company shall promptly reimburse all payments previously made by Alliance under this Section 7.

         8. The parties hereto agree that as additional Merger Consideration, Alliance will pay to the Company's stockholders dividends on the Series B Special Stock accruing from May 3, 1996 and that holders of the Series B Stock shall be entitled to quarterly dividends of $3.75 per share, with the first Dividend Payment Date occurring on the first day of the fifth month following the Initial Issuance Date.

         Section 4. MISCELLANEOUS. Except as herein provided, the agreements herein shall remain unchanged and in full force and effect. This Waiver may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Waiver by signing any such counterpart. This Waiver shall be governed by, and construed in accordance with the law of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be signed on the date and year first above written.

                                       ALLIANCE GAMING CORPORATION

                                       By:  /s/ Steve Greathouse
                                          --------------------------------
                                           Steve Greathouse, Chairman,
                                             President and Chief
                                             Executive Officer

                                       BGII ACQUISITION CORP.

                                       By:  /s/ Steve Greathouse
                                          --------------------------------
                                           Steve Greathouse, President

                                       BALLY GAMING INTERNATIONAL, INC.

                                       By: /s/ Richard Gillman
                                          --------------------------------
                                           Richard Gillman, Chairman
                                             of the Board and Chief
                                             Executive Officer


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